Exhibit 10.1

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (this “Agreement”) is made as of the __ day of March, 2023 (“Effective Date”), by and between Yehuda Nir., having an address at 14 Moshe Lerer st, , Ness Ziona 7404900 Israel (the “Lender”), and Koligo Therapeutics Inc., a Kentucky corporation., of 2113 State Street New Albany, IN 47150, (the “Borrower”), (Lender together with the Borrower each a “Party” and together the “Parties”).

WHEREAS, Lender and Borrower entered into that certain Term Sheet dated March 23, 2023; and

WHEREAS, Lender desires to provide financing by way of a loan to the Borrower to be used by the Borrower for working capital and ongoing operations, and the Borrower desires to receive such financing to be used by the Borrower for working capital and ongoing operations;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Funding. Lender has committed to provide financing in form of a convertible loan under the terms of this Agreement up to Five Million US Dollars (the “Loan Amount”) in accordance with the terms hereof. Lender may transfer instalments of the Loan Amount in tranches (“Drawdowns”), pursuant to Drawdown requests from Borrower and confirmed by Lender. The Borrower shall accept such funding and shall use the proceeds for working capital and on-going operations.

2. Loan; Closing.

(a) Terms of Loan. The Lender shall lend the Loan Amount to the Borrower, and the Borrower shall borrow the Loan Amount from the Lender. The Loan Amount or parts thereof outstanding at any time shall bear simple interest at the rate of eight percent (8%) per annuum (based upon a 365-day year). Unless otherwise converted into equity pursuant to the terms of this Agreement, the Loan Amount outstanding, and all accrued but unpaid interest thereon, shall become due and payable on January 1, 2024 (the “Maturity Date”) without any action required from the Lender. The Maturity Date may be extended by the Lender in the Lender’s sole and absolute discretion and any such extension(s) shall be in writing signed by both Parties. The Loan Amount may be prepaid by the Borrower in whole or in part at any time with the prior written approval of the Lender (such approval to be in the Lender’s sole and absolute discretion).

(b) The Closing. At the closing, the Lender and the Borrower shall each deliver a fully executed version of this Agreement to the other Party (the “Closing”). Within 3 days after the Closing the Lender shall transfer the Loan Amount, or any portion thereto pursuant to a Drawdown request, by wire to the bank account of the Borrower in accordance with wiring instructions provided by the Borrower to the Lender prior to the Closing and detailed below in Section 11(g).

3. Use of Proceeds. The Borrower shall use the Loan Amount to fund the working capital and ongoing operations (“Purpose”) and for no other purposes unless otherwise agreed to in writing by the Lender.

4. Accounts. Borrower shall keep good and proper accounts of expenditures of the Loan Amount, and shall at the request of Lender at any time and in any case not less frequently than on the last day of each month while any part of the Loan Amount remains outstanding, provide to Lender copies of such accounts.

5. Events of Default.

(a) The following shall constitute events of default (each an “Event of Default”):

i. filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy laws by or against the Borrower, which filing or proceeding is not dismissed within sixty (60) days after the filing or commencement thereof, or if the Borrower shall cease or suspend the conduct of its usual business or if the Borrower shall become, or in light of its usual business conditions is likely to become, insolvent and is unable to pay its debts or liabilities as they fall due;

ii. breaches any material covenant by the Borrower (other than a payment covenant) which is not cured within 30 days of receipt of written notice of such breach;

iii. an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower or appointing a receiver, trustee or liquidator of the Borrower or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days;

iv. Borrower fails to repay principal when due or interest and such failure continues for ten business days of the Borrower’s receipt of written notice from the Lender;

v. Borrower breaches any representation or warranty under this Agreement in any material respect;

(b) If, at any time, an Event of Default shall occur, all obligations under this Agreement shall become immediately due and payable without presentment, demand or protest, all of which are hereby waived by the Borrower.

6. Representations and Warranties. The Borrower represents and warrants to the Lender (and to the extent identified below, the Lender represents and warrants to the Borrower) as follows:

(a) The Borrower is duly formed, validly existing and in good standing under the laws of the US. The Borrower has full power and authority to consummate the transactions contemplated hereunder, and the consummation of such transactions and the performance of this Agreement by the Borrower does not violate the provisions of any applicable law, and will not result in any material breach of, or constitute a material default under any agreement or instrument to which the Borrower is a party or under which the Borrower is bound.

(b) The execution and performance of this Agreement by the Borrower has been duly authorized by all necessary actions. This Agreement has been duly executed and delivered by the Borrower and the Lender and this Agreement is the legal, valid, and binding obligation of the Borrower and the Lender, and is fully enforceable against the Borrower and the Lender according to its terms.

(c) All of the shares of the Borrower after its establishment to be issued to the Lender upon the conversion of the amounts outstanding of the Loan Amount shall be, when issued, duly authorized, validly issued, fully paid, non-assessable free and clear of all liens, pledges, security interests, charges and encumbrances.

(d) There is no existing lien, encumbrance, security interest, indebtedness, mortgage or third-party rights of any kind that are, or could be, ranked senior in nature to the amounts outstanding of the Loan Amount.

7. Mandatory Conversion of Loan Amount.

(a) If prior to December 31, 2023, the Borrower issues equity securities (“Equity Securities”) in a transaction or series of related transactions resulting in aggregate gross proceeds to the Borrower of at least $5,000,000 (excluding conversion of the Loan Amount) (a “Qualified Financing”), then the outstanding principal amount of the Loan Amount, and any and all accrued but unpaid interest thereon (collectively, the “Outstanding Amount”), will automatically convert into the securities issued pursuant to the Qualified Financing at a price per share equal to fifty percent (50%) of the price per share paid for each share of the Equity Securities purchased for cash by the investors in the Qualified Financing. The per share price for the conversion shall be calculated on a fully diluted basis (including equity underlying all outstanding options, warrants, and other convertible securities, but excluding equity securities issuable upon the conversion of this instrument). The equity issued upon said conversion shall have all preferential and associated rights with the highest class of issued equity, or equity planned to be issued on or around such time.

(b) Upon the conversion pursuant to Section 7(a) above, the rights of repayment of the Outstanding Amount shall be extinguished, and the Lender shall surrender this Agreement. As soon as practicable the Borrower into whose shares the Outstanding Amount is converted, shall issue and deliver to the Lender a capital contribution certificate.

(c) The shares issued upon conversion of the Outstanding Amount, free from preemptive rights or any other actual contingent purchase rights of persons other than the Lender.

(d) The conversion of the Outstanding Amount into equities shall be made without charge to the Lender for any documentary stamp or similar taxes upon conversion.

8. Transfer of Loan. Notwithstanding anything to the contrary under that certain Term Sheet between Lender and Borrower dated March 23, 2023, the Parties agree that Lender shall have the option to assign $1,500,000 of the loan amount due to Lender under that certain Convertible Loan Agreement between Lender and Orgenesis INC dated April 21, 2022 and subsequent extensions dated May 11, 2022, October 23, 2022 and January 12, 2023 (collectively the “Original Loan”) attached hereto as Exhibit A, to the Borrower (“Loan Assignment”). The terms of the Loan Assignment will be as per the Original Loan as amended, i.e. maturity date of January 31, 2026, annual interest rate 10%. The Loan Assignment will be subject to the Mandatory Conversion referred to in this Agreement.

9. Waiver; Non-Negotiable. The Borrower, for itself and each of its legal representatives, hereby waives presentment for payment, demand, right of setoff, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest and protest of this Agreement, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the obligations under this Agreement. This Agreement is non-negotiable.

10. No Security Interest. At all times, the Outstanding Amount shall rank, and shall be deemed, senior to any and all indebtedness of the Borrower unless otherwise subordinated by the Lender in writing in the Lender’s sole and absolute discretion. The Borrower hereby agree, covenant and undertake not to permit any indebtedness, lien, encumbrance, mortgage or third party right of any kind to become senior to the Outstanding Amount.

11. Further Assurances. The Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement.

12. Miscellaneous.

(a) Entire Agreement; Amendments. This Agreement constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior written and oral understandings of such parties with regard thereto. This Agreement may be modified, amended, or any term hereof waived with the written consent of the Borrower and the Lender. Any amendment effected in accordance with this Section 11(a) shall be binding upon all Parties and their respective successors and assignees.

(b) Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of New York without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved by arbitration administered by the American Arbitration Association with the International Arbitration Rules of the American Arbitration Association for the time being in force on the commencing date of the arbitration. The place of the arbitration is the New York City. The tribunal shall be composed of one arbitrator mutually acceptable to the Parties, or barring such acceptance, by the American Arbitration Association. The language of the arbitration shall be English.

(c) Notices. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger. Any notice sent in accordance with this Agreement shall be effective (i) if mailed, seven (7) business days after mailing to the address set forth each Party’s signature below, (ii) if sent by messenger, upon delivery, and (iii) if sent via email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt. Additionally, a copy of each notice sent or delivered to Borrower (which does not constitute a notice) shall be sent or delivered to Mark Cohen, Pearl Cohen Zedek Latzer LLP, 1500 Broadway, 12th Floor, New York, NY 10036.

(d) Assignment; Waiver. This Agreement may not be assigned by the Borrower without the prior written consent of the Lender. The Lender may not assign this Agreement without the prior written consent of the Borrower. This Agreement shall be binding upon the successors, assigns and representatives of each Party. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

(e) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Borrower bank account wire instructions:

Account Name: Koligo Therapeutics Inc.

Account number: 619955930

Swift Code - CHASUS33

Bank: JPMorgan Chase

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Loan Agreement as of the date first above written.

LENDER
YEHUDA NIR

By:	/s/ Yehuda Nir
Name:	Yehuda Nir
Address:

THE BORROWER
KOLIGO THERAPEUTICS INC.

By:	/s/ Vered Caplan
Name:	Vered Caplan
Title:	Chief Executive Officer
Address:

[Signature page to the Convertible Loan Agreement between Koligo therapeutics Inc and Yehuda Nir]

Exhibit A – Original Loan and Extensions